Exhibit 3.11

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

FOR

PURPOSES OF AMENDING THE

AMENDED CERTIFICATE OF DESIGNATION, PREFERENCES

AND RIGHTS OF SERIES E PREFERRED STOCK

SAFLINK Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolutions setting forth the proposed amendments to the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”):

RESOLVED, that subsections 4(d)(i)(3)(B), (C) and (D) of the Amended Certificate of Designation, Preferences and Rights of Series E Preferred Stock previously filed on October 9, 2001 (the “Certificate of Designation”) are hereby amended in their entirety to read as follows:

“(B) to officers, directors, employees or sales representatives of, or consultants to, the Corporation pursuant to stock option or stock purchase plans, agreements or arrangements approved by the Corporation’s Board of Directors;

(C) as a dividend or distribution on the Series E Preferred Stock;

(D) for which adjustment of the Conversion Price is made pursuant to subsection 4(d)(iv), 4(h) or 5(b) below;”

FURTHER RESOLVED, that the Certificate of Designation is hereby amended to add the following subsections 4(d)(i)(3)(E), (F) and (G):

“(E) pursuant to warrants that were exercised at an exercise price of $1.00 per share in January 2002, in connection with that certain Special Warrant Offer of the Corporation;

(F) to SDS Merchant Fund, LP and S.A.C. Capital Associates, LLC at a purchase price of $1.00 per share in January 2002, in connection with that certain Special Warrant Offer of the Corporation; or

(G) in a transaction as to which the application of this subsection 4(d) has been waived by written consent of holders of at least a majority of the outstanding shares of Series E Preferred Stock.”

2. The foregoing Certificate of Amendment to the Certificate of Incorporation has been duly approved by the Board of Directors.

3. The foregoing Certificate of Amendment to the Certificate of Incorporation has been duly approved by the written consent of stockholders in accordance with Sections 228(a) and 242 of the Delaware General Corporation Law. The percentage vote required under the Delaware General Corporation Law and the Certificate of Incorporation was a majority of the outstanding shares of Common Stock and two-thirds of the Series E Preferred Stock, each voting separately as a class.

The undersigned further declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true of his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 26th day of November, 2002.

SAFLINK CORPORATION

By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright Chief Executive Officer

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